Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

SERIES E CONVERTIBLE PREFERRED STOCK OF

GREAT BASIN SCIENTIFIC, INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

Great Basin Scientific, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, by its President and Chief Executive Officer, does hereby certify and set forth as follows:

1. The name of the corporation is Great Basin Scientific, Inc. (the “Corporation”).

2. The Corporation’s Certificate of Designation of Series E Convertible Preferred Stock was filed with the Secretary of State of the State of Delaware on March 2, 2015.

3. Effective upon the filing of this Certificate of Amendment, the Certificate of Designation of Series E Convertible Preferred Stock of the Corporation is hereby amended by adding a new Section 5.1(c), which shall read in its entirety as follows:

“5.1(c). Early Conversion Upon Cash Exercise of Series C Warrants. Subject to the provisions of this Section 5, if at any time the holder of Series E Preferred Stock tenders an exercise notice to exercise all eight (8) Series C Warrants contained in each Unit held by such holder for cash, such holder of Series E Preferred Stock shall have the right by written election to the Corporation and the Transfer Agent, to convert all or any portion of each outstanding Share of Series E Preferred Stock (including any fraction of a share) contained in each such Unit held by such holder into four (4) shares of Common Stock (including any fraction of a share) at any time.”

4. Such amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware by the Board of Directors and the holders of the requisite number of shares of Series E Convertible Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed as of June 22, 2015.

GREAT BASIN SCIENTIFIC, INC.

By:	/s/ RYAN ASHTON
Name: Ryan Ashton
Title: President and Chief Executive Officer